News Release

Truist announces board of directors changes

CHARLOTTE, N.C., Oct. 2, 2023 – Truist Financial Corporation (NYSE: TFC) today announced changes to its board of directors. Four members of the board are retiring after reaching Truist’s mandatory retirement age, and four members of the board have decided to conclude their board service, all effective Dec. 31, 2023. With these changes, Truist's board will consist of 13 directors—12 of whom are independent.

“We are deeply grateful for the unwavering commitment of each board member completing service. They have all made meaningful contributions to Truist, and we respect the decisions that several have made to conclude their service early,” said Truist Lead Independent Director Thomas Skains. “Truist’s continuing directors offer a diverse set of skills and experiences and are well positioned to continue setting Truist’s strategic priorities and provide oversight to drive shareholder value."

The Truist board members concluding service this year are Anna R. Cablik, Paul D. Donahue, Kelly S. King, Easter A. Maynard, Nido R. Qubein, David M. Ratcliffe, Frank P. Scruggs, Jr. and Thomas M. Thompson.

“Our board members have worked effectively together to oversee Truist’s successful formation and integration in a historic operating environment,” said Truist Chairman and CEO Bill Rogers. “With that integration complete, and several strategic initiatives underway that will guide our path forward, the board remains well positioned to shape, oversee and advance the strategic imperatives of Truist in this period of rapid industry transformation. It has been a distinct pleasure working with these great leaders who are the true architects of Truist, and we are indebted to them.”

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country and offers a wide range of products and services through our retail and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $555 billion as of June 30, 2023. Truist Bank, Member FDIC. Learn more at Truist.com.

Contact

For further information: Investors, Brad Milsaps, 770-352-5347 | investors@truist.com; Media, Kyle Tarrance | media@truist.com